Exhibit 99.1

Gevo Reports First Quarter 2015 Financial Results

•	Reports EPS of ($0.88) for the first quarter

•	Ended the first quarter with cash and cash equivalents of $4.4 million

•	The exercise of warrants since the beginning of April 2015 expected to result in net proceeds of $6.2 million

•	Revenue in first quarter 2015 was $5.9 million, as compared to $0.9 million for the same quarter in 2014

•	Alaska Airlines to be Gevo’s commercial launch partner for renewable alcohol-based jet fuel

•	Gevo notified by NASDAQ that it has regained listing compliance

ENGLEWOOD, Colo. – May 12, 2015 - Gevo, Inc. (NASDAQ: GEVO) today announced its financial results for the three months ended March 31, 2015, and provided an update on recent corporate highlights.

Luverne Update

Gevo’s plant in Luverne, Minn., continued to operate under the Side-by-Side (SBS) operating mode, providing the capability of producing both isobutanol and ethanol simultaneously. Isobutanol batches were successfully run in the quarter, in order to prove out several process improvements, as well as to support due diligence efforts by potential licensees. The projected economics of full-scale isobutanol production have been validated by third parties, with isobutanol EBITDA margins on an optimized basis estimated to be $0.50 to $1.00 per gallon.

Overall revenues at the plant were down for the first quarter of 2015, as compared to the fourth quarter of 2014, due to a combination of 1) lower ethanol prices and 2) lower overall ethanol and isobutanol production. Gevo took advantage of weaker ethanol margins in the quarter to take the plant down for various maintenance initiatives, which resulted in an overall decrease in alcohol gallons produced in the quarter.

Licensing Update

In the first quarter of 2015, Gevo continued to progress its commercial licensing business with multiple partners. Gevo has been working with Praj Industries Limited (Praj), a global leader in process engineering and equipment manufacturing for the ethanol and brewing industries, on numerous fronts to license and commercialize Gevo’s isobutanol technology worldwide.

While Gevo has seen strong demand globally for the licensing of its isobutanol technology, there appears to be growing interest in South America using both sugar cane and corn as feedstocks. Praj’s global footprint and strong presence in South America make them an ideal partner to help develop licensing opportunities in this region, and elsewhere.

Gevo continues to target signing a binding agreement with at least one licensee for its isobutanol technology in 2015.

Alcohol-to-Hydrocarbons Update

In May, Gevo signed a strategic alliance agreement with Alaska Airlines, whereby Alaska Airlines will purchase Gevo’s renewable jet fuel and fly the first-ever commercial flight on alcohol-to-jet fuel (ATJ). Gevo expects to receive ASTM International certification for its jet fuel in mid-to-late 2015 and the flight is expected to occur shortly thereafter. Gevo’s jet fuel has undergone extensive engine testing and data analysis by the original equipment manufacturers over the last six years while Gevo has been going through the rigorous ASTM approval process. Following ASTM approval, Gevo’s ATJ will be certified to be dropped into the existing distribution infrastructure and used to power commercial aircrafts.

Gevo continues to see strong interest in its alcohol-to-hydrocarbons technologies, both using isobutanol and ethanol as feedstocks to produce end products such as jet fuel, isooctane, para-xylene, propylene and hydrogen. Besides its new relationship with Alaska Airlines, Gevo still anticipates establishing and announcing multiple new strategic partnerships in 2015 to accelerate the development of its hydrocarbons business. These new partnerships are expected to lead to potential investments, R&D collaborations, product sales and/or licensing opportunities.

“We continue to receive strong interest in licensing our isobutanol technology both domestically and internationally. We are making good progress in solidifying our relationship with Praj, which we expect will be very important in accelerating our licensing and development efforts,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

“The interest we are seeing from potential strategic partners in our downstream technologies to convert alcohols into hydrocarbon products is highly encouraging. We are very pleased to be working with Alaska Airlines as our commercial launch partner for Gevo’s renewable jet fuel. Our jet fuel is truly a drop-in solution that could help insulate commercial airlines from spikes in fuel costs while also achieving their sustainability goals. By the end of 2015, Gevo expects to be in an excellent position to meaningfully grow its jet fuel business, both for commercial airlines and military applications. By achieving our goal of establishing multiple new strategic partnerships in 2015, we expect to be in a very good position to accelerate other hydrocarbon platforms, such as renewable propylene and renewable hydrogen,” added Gruber.

Financial Highlights

Revenues for the first quarter of 2015 were $5.9 million compared to $0.9 million in the same period in 2014. The increase in revenue during 2015 is primarily a result of the production and sale of approximately $5.1 million of ethanol and distiller’s grains following the transition of the Luverne plant to the SBS configuration.

During the first quarter of 2015, hydrocarbon revenues were $0.5 million, primarily related to the shipment of bio-jet fuel to the U.S. military during the quarter. Gevo also continued to generate revenue of $0.3 million during the first quarter of 2015 associated with ongoing research agreements.

Cost of goods sold increased by $4.6 million during the three months ended March 31, 2015, as compared to the same quarter in 2014, due primarily to the increased production activity at the Luverne plant under the SBS configuration. Gross loss was $3.3 million for the three months ended March 31, 2015. After deducting $1.5 million of depreciation expense, the non-GAAP cash gross margin was a negative $1.9 million for the first quarter of 2015, as compared to a negative $3.2 million in the same quarter in 2014.

Research and development expense decreased by $2.4 million during the three months ended March 31, 2015, as compared to the same quarter in 2014, due primarily to a $1.4 million reduction in employee-related expenses, a $0.4 million decrease in consultant and lab-related expenses and a $0.5 million decrease in expenses incurred at the hydrocarbons demo facility located in Silsbee.

Selling, general and administrative expense decreased $0.6 million during the three months ended March 31, 2015, as compared to the same quarter in 2014, due primarily to a decrease of $0.4 million in miscellaneous SG&A expense items.

Interest expense in the first quarter of 2015 was $2.0 million, as compared to interest expense of $1.6 million during the same quarter of 2014. The increase was due primarily to the issuance of the convertible notes to Whitebox in June of 2014 (2017 Notes).

The company reported a non-cash gain of $0.2 million during the first quarter of 2015, as compared to a non-cash gain of $2.5 million during the same period in 2014, related to changes in the fair value of its derivative warrant liabilities and embedded derivatives contained in the convertible notes issued in 2012 (2022 Notes).

There were $2.0 million of 2022 Notes that were converted into 170,041 shares of Gevo common stock (shares expressed on a post-reverse split basis) during the three months ended March 31, 2015. As a result, the company recognized a $0.3 million gain upon the conversion of the debt.

The company also reported a non-cash gain of $3.8 million during the first quarter of 2015 related to a change in the fair value of the 2017 Notes.

The net loss for the first quarter of 2015 was $7.3 million compared to $12.0 million during the same period in 2014.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Brett Lund, Chief Legal Officer. They will review the company’s financial results for the three months ended March 31, 2015 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (800) 708-4540 (inside the U.S.) or 1 (847) 619-6397 (outside the U.S.) and reference the access code 39634877. A replay of the call and webcast will be available two hours after the conference call ends on March 12, 2015. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042 (outside the US) and reference the access code 39634877. The archived webcast will be available until Midnight EDT on June 11, 2015 in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minn. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to optimized isobutanol margins, future demand for the licensing of Gevo’s isobutanol technology, the future market for isobutanol, ethanol and their derivatives, the receipt and timing of ASTM approval and the use of Gevo’s AJT by commercial airlines, future opportunities related to Gevo’s alcohol-to-hydrocarbons technologies and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2014, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenue and cost of goods sold
Ethanol sales and related products, net	$5,098	$—
Hydrocarbon revenue	517	630
Grant and other revenue and corn sales	284	273

Total revenues	5,899	903

Cost of goods sold	9,234	4,680

Gross loss	(3,335)	(3,777)

Operating expenses
Research and development	1,722	4,105
Selling, general and administrative and other	4,479	5,040

Total operating expenses	6,201	9,145

Loss from operations	(9,536)	(12,922)

Other income (expense)
Interest expense	(2,035)	(1,601)
Gain on conversion of debt	285	—
Gain from change in fair value of embedded derivative of the 2022 Notes	—	1,264
Gain from change in fair value of derivative warrant liability	167	1,278
Gain from change in fair value of the 2017 Notes	3,765	—
Other income	11	9

Total other income (expense)	2,193	950

Net loss	$(7,343)	$(11,972)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(0.88)	$(2.65)

Weighted-average number of common shares outstanding - basic and diluted	8,312,398	4,517,381

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$4,353	$6,359
Accounts receivable	2,148	2,361
Inventories	4,499	4,292
Prepaid expenses and other current assets	553	732

Total current assets	11,553	13,744
Property, plant and equipment, net	79,597	81,240
Deposits and other assets	3,867	3,944

Total assets	$95,017	$98,928

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$7,505	$8,623
Derivative warrant liability	5,899	3,114
Current portion of secured debt, net	298	288

Total current liabilities	13,702	12,025
Long-term portion secured debt, net	22,102	25,945
Convertible notes, net	13,465	13,679
Other long-term liabilities	305	315

Total liabilities	49,574	51,964

Total stockholders’ equity	45,443	46,964

Total liabilities and stockholders’ equity	$95,017	$98,928

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net loss	$(7,343)	$(11,972)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	2,934	2,468
Loss (gain) from change in fair value of derivatives	(167)	(1,278)
Loss (gain) from change in Embedded Derivatives of 2022 Notes	—	(1,264)
Loss (gain) from change in fair value of 2017 Notes	(3,765)	—
Loss on extinguishment of debt	(285)	—
Changes from working capital	(863)	(940)

Net cash used in operating activities	(9,489)	(12,986)
Investing Activities
Acquisitions of property, plant and equipment, net	(126)	(2,869)

Net cash used in investing activities	(126)	(2,869)
Financing Activities
Payments on secured debt	(51)	(250)
Debt and equity offering costs	(1,165)	(100)
Proceeds from issuance of common stock upon exercise of stock options and employee stock purchase plan	—	2
Proceeds from issuance of common stock and common stock units	6,650	—
Proceeds from the exercise of warrants	2,175	—

Net cash used in financing activities	7,609	(348)
Net decrease in cash and cash equivalents	(2,006)	(16,203)
Cash and cash equivalents
Beginning of period	6,359	24,625

Ending of period	$4,353	$8,422

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2015	2014
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(4,312)	$(5,068)
Depreciation and amortization	1,451	585
Non-cash stock-based compensation	(2)	46

Non-GAAP loss from operations	$(2,863)	$(4,437)

Gevo, Inc.
Loss from operations	$(5,224)	$(7,854)
Depreciation and amortization	211	241
Non-cash stock-based compensation	404	993

Non-GAAP loss from operations	$(4,609)	$(6,620)

Gevo Consolidated
Loss from operations	$(9,536)	$(12,922)
Depreciation and amortization	1,662	826
Non-cash stock-based compensation	402	1,039

Non-GAAP loss from operations	$(7,472)	$(11,057)

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Media & Investor Contact:

Mike Willis

Gevo, Inc.

T: (720) 267-8636

mwillis@gevo.com